SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.     )
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10M Commerce Way
Woburn, Massachusetts 01801

April 21, 2006

Dear Stockholder:

I am pleased to invite you to the 2006 Special Meeting of Stockholders in Lieu of Annual Meeting of MicroFinancial Incorporated (“MicroFinancial”), which will be held on Tuesday, May 16, 2006, at 4:00 p.m., at Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts.

The accompanying Notice of Special Meeting of Stockholders and proxy statement contain the matters to be considered and acted upon. Please read these materials carefully.

Matters scheduled for consideration at the Special Meeting are the election of two directors for three-year terms and the ratification of the selection of independent auditors for 2006.

I hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented and voted. ACCORDINGLY, I URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE RETURN ENVELOPE PROVIDED.

Very truly yours,

PETER R. BLEYLEBEN
Chairman

MicroFinancial Incorporated
10M Commerce Way
Woburn, Massachusetts 01801

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
IN LIEU OF ANNUAL MEETING

April 21, 2006

The Special Meeting of Stockholders in Lieu of Annual Meeting of MicroFinancial Incorporated, a Massachusetts corporation (“MicroFinancial”), will be held Tuesday, May 16, 2006, at 4:00 p.m., at Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts for the purpose of considering and voting upon:

1.	The election of two directors for three-year terms.

2.	The ratification of the selection of Vitale, Caturano & Co. as independent auditors for MicroFinancial for 2006.

3.	The transaction of such other business as may properly come before the Special Meeting.

The record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting is the close of business on April 11, 2006. MicroFinancial’s transfer books will not be closed.

By Order of the Board of Directors,

RICHARD F. LATOUR
Clerk

Woburn, Massachusetts
April 21, 2006

YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE, USING THE RETURN ENVELOPE ENCLOSED WITH THE PROXY. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

i

MicroFinancial Incorporated
10M Commerce Way
Woburn, Massachusetts 01801
Telephone 781-994-4800

2006 SPECIAL MEETING OF STOCKHOLDERS
IN LIEU OF ANNUAL MEETING

PROXY STATEMENT

GENERAL

The enclosed proxy is solicited by the Board of Directors (“MicroFinancial Board”) of MicroFinancial Incorporated (“MicroFinancial” or the “Corporation”) in connection with the Special Meeting of Stockholders in Lieu of Annual Meeting (the “Special Meeting”) to be held on May 16, 2006. This proxy statement and the enclosed proxy are first being sent to stockholders on or about April 21, 2006. The proxy will be voted at the Special Meeting in accordance with the instructions indicated on the proxy by the stockholder. If no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposal No. 1 and FOR Proposal No. 2.

The record date for determining stockholders entitled to vote at the Special Meeting is the close of business on April 11, 2006. On this date, there were outstanding and entitled to vote 13,786,523 shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”), each of which is entitled to one vote on each matter to be voted on at the Special Meeting. The presence (in person or by proxy) of a majority of the aggregate number of shares of Common Stock outstanding and entitled to vote on the record date is necessary to constitute a quorum at the Special Meeting. Abstentions and “broker non-votes” will be counted as present at the Special Meeting for purposes of determining whether there is a quorum. A “broker non-vote” occurs when a broker or other nominee, holding shares for a beneficial owner, has not received voting instructions on a matter from such owner and is barred by stock exchange rules from exercising discretionary authority to vote on the matter.

Management is not aware of any matter to be considered at the Special Meeting other than those referred to in this proxy statement. If any other business should properly come before the Special Meeting, the persons named in the proxy will vote according to their best judgment.

VOTING PROCEDURES

A plurality of votes of the shares of Common Stock represented at the Special Meeting is required to elect directors. In voting for the election of directors, stockholders may cast their votes in favor of or against, but abstentions may not be specified. The affirmative vote of a majority of the shares of Common Stock represented at the Special Meeting and entitled to vote is required to ratify the selection of auditors. If a broker’s authority to vote on a particular matter is limited, thus resulting in a broker non-vote, such broker non-vote will not be counted in determining the number of votes cast or entitled to vote at the Special Meeting. Abstentions are counted for this purpose. Since a broker’s authority is not limited with respect to Proposals No. 1 and 2, MicroFinancial does not expect to receive any broker non-votes with respect to the Special Meeting.

A stockholder of record may revoke a proxy by delivering written notice of revocation to Richard F. Latour, Clerk of MicroFinancial, at the address set forth above, by filing a duly executed proxy bearing a later date, or by attending the Special Meeting in person, notifying the Clerk, and voting by ballot at the Special Meeting. Any stockholder of record attending the Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Clerk) of a stockholder at the Special Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of Common Stock are not registered in their own name will need additional documentation from the record holder of the shares to vote in person at the Special Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of February 28, 2006 with respect to the beneficial ownership of Common Stock of each person known by the Corporation to be the beneficial owner of more than 5% of the 13,785,273 shares of Common Stock outstanding as of such date (not including treasury stock), each director and executive officer of the Corporation and all directors and executive officers of the Corporation as a group. Each person named has sole voting and investment power with respect to the shares indicated, except as otherwise stated in the notes to the table.

	Number of Shares	Percentage of Outstanding
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)	Common Stock

Torrence C. Harder(3)	1,776,535	12.7%
Peter R. Bleyleben(4)	1,601,924	11.4%
Brian E. Boyle(5)	1,529,506	11.0%
Wasatch Advisors, Inc.(6)	1,326,747	9.6%
150 Social Hall Avenue
Salt Lake City, Utah 84111
Richard F. Latour(7)	879,960	6.2%
Karen Fleiss(8)	734,900	5.3%
1030 Fifth Avenue
New York, New York 10028
Rebellion Research Inc.(9)	704,000	5.1%
501 Fifth Avenue
New York, New York 10017
Alan J. Zakon(10)	273,383	2.0%
Fritz von Mering	32,417	*
James R. Jackson, Jr.	94,361	*
Steven J. LaCreta	15,745	*
Stephen Constantino	32,203	*
Thomas Herlihy	7,042	*
All directors and executive officers as a group (10 persons)	6,243,373	43.0%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each officer and director of the Corporation who beneficially owns more than 5% of its Common Stock outstanding is 10-M Commerce Way, Woburn, Massachusetts 01801.

(2)	Unless otherwise indicated in the footnotes, each of the stockholders named in this table has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.

(3)	Includes 178,500 shares of Common Stock issuable upon the exercise of options issued to Mr. Harder which vest on or before April 29, 2006; 92,200 shares of Common Stock held in trust for Mr. Harder’s daughter, Lauren E. Harder, over which Mr. Harder retains sole voting and investment power as the sole trustee and for which Mr. Harder disclaims beneficial ownership; 92,200 shares of Common Stock held in trust for Mr. Harder’s daughter, Ashley J. Harder, over which Mr. Harder maintains voting and investment power as the sole trustee and for which Mr. Harder disclaims beneficial ownership; and 276,045 shares of Common Stock owned by Entrepreneurial Ventures, Inc. over which Mr. Harder retains shared voting and investment power through his ownership in, and positions as President and Director of, Entrepreneurial Ventures, Inc.

(4)	Includes 210,000 shares of Common Stock issuable upon the exercise of options issued to Dr. Bleyleben which vest on or before April 29, 2006.

(5)	Includes 178,500 shares of Common Stock issuable upon the exercise of options issued to Dr. Boyle which vest on or before April 29, 2006.

(6)	The number of shares is as of December 31, 2005 and is contained in the Schedule 13G/A filed by Wasatch Advisors, Inc. with the Securities and Exchange Commission on February 14, 2005.

(7)	Includes 420,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Latour which vest on or before April 29, 2006.

(8)	The number of shares and the following information is as of December 31, 2005 and is contained in the Schedule 13G/A filed by Ms. Fleiss with the Securities and Exchange Commission on February 14, 2006. Includes 88,400 shares over which Ms. Fleiss has sole voting and dispositive power and 646,500 shares over which Ms. Fleiss has shared voting and dispositive power. Ms. Fleiss is the mother of Alexander Fleiss. See footnote 9.

(9)	The number of shares and the following information is as of December 31, 2005 and is contained in the Schedule 13G/A filed by Rebellion Research Inc. with the Securities and Exchange Commission on February 14, 2006. Includes 704,000 shares over which Rebellion Research has sole voting power. Alexander Fleiss is the Chief Executive Officer of Rebellion Research. He is the son of Karen Fleiss. See footnote 8.

(10)	Includes 178,500 shares of Common Stock issuable upon the exercise of options granted to Mr. Zakon which vest on or before April 29, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) requires the Corporation’s directors, officers and persons who beneficially own more than ten percent (10%) of the Common Shares (each, a “Reporting Person”) to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to the Corporation pursuant to Section 16(a) of the Exchange Act. Dr. Boyle, Mr. Harder, Mr. Von Mering and Mr. Zakon reported late receipt of 3,556 shares, 3,556 shares, 4,667 shares and 2,133 shares respectively. The shares were received by the directors on July 14, 2005 and were subsequently reported on Form 4’s filed on August 9, 2005 with the exception of Mr. Zakon who reported his receipt of such shares on August 10, 2005. Other than as described above, and based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Corporation pursuant to Rule 16a-3(e) of the Exchange Act during fiscal year ending December 31, 2005 and on written representations from Reporting Persons, the Corporation believes that each other Reporting Person complied with all applicable filing requirements during its fiscal year ended December 31, 2005.

GOVERNANCE OF THE CORPORATION

Members of the Board of Directors and their Committee Assignments

The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they serve, are identified below:

Strategic
	Audit	Nominating and Corporate	Compensation and	Credit Policy	Planning
Director	Committee	Governance Committee	Benefits Committee	Committee	Committee

Peter R. Bleyleben				*
Brian E. Boyle	*	**	*	*	**
Torrence C. Harder	*			**	*
Richard Latour
Fritz von Mering	**	*	*
Alan Zakon		*	**		*

*	Member

**	Chairperson

Description of the Roles of the Committees

The Board of Directors has standing Audit, Nominating and Corporate Governance, Compensation and Benefits, Credit Policy and Strategic Planning Committees.

Audit Committee.  The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring (1) the integrity of the financial statements of the Corporation, (2) compliance by the Corporation with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) performance of the Corporation’s internal and independent auditors, and (5) the business practices and ethical standards of the Corporation. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Corporation’s independent registered public accounting firm, and the preparation of the audit committee report included in this proxy statement.

MicroFinancial is required by the rules of the SEC and the American Stock Exchange to satisfy certain requirements with respect to its Audit Committee. In conformity with those requirements, the MicroFinancial Board has approved the Audit Committee’s written charter which was included as an appendix to the Corporation’s 2004 proxy statement and may be found on the Corporation’s web site at www.microfinancial.com.

All of the members of the Audit Committee are independent and financially literate within the meaning of SEC regulations, the listing standards of the American Stock Exchange and the Corporation’s Corporate Governance Guidelines. Mr. von Mering is qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined that he meets the financial sophistication standards of the American Stock Exchange.

The Audit Committee met three times during fiscal 2005.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is appointed by the Board of Directors to assist the Board in identifying qualified individuals to become directors, recommend to the Board qualified director nominees for election at the stockholders’ annual meeting, determine membership on the Board committees, recommend a set of Corporate Governance Guidelines, oversee annual self-evaluations by the Board and evaluate itself annually, and report annually to the Board on the Chief Executive Officer succession plan. The written charter of the Nominating and Corporate Governance Committee may be found on the Corporation’s web site at www.microfinancial.com.

All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the American Stock Exchange and the Corporation’s Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee met twice during fiscal 2005.

Compensation and Benefits Committee.  The Compensation and Benefits Committee is appointed by the Board of Directors to discharge the Board’s responsibilities relating to compensation of the Corporation’s directors and officers. The committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Corporation. The committee is also responsible for producing the annual report on executive compensation that is included in this proxy statement. The written charter of the Compensation and Benefits Committee may be found on the Corporation’s web site at www.microfinancial.com.

All of the members of the Compensation and Benefits Committee are independent within the meaning of the listing standards of the American Stock Exchange and the Corporation’s Corporate Governance Guidelines.

The Compensation and Benefits Committee met four times during fiscal 2005.

Credit Policy Committee.  The Credit Policy Committee is appointed by the Board to discharge the Board’s responsibilities relating to oversight of the Corporation’s credit policies. The Committee has responsibility for approving and evaluating the Corporation’s policies and programs relating to customer credit scoring parameters, including industry segments, product lines, and overall strategic direction. The Committee will evaluate management’s recommendations consistent with those parameters, as established from time to time, and further as consistent with the Corporation’s legal and regulatory requirements.

Strategic Planning Committee.  In March 2006, the Board of Directors constituted a Strategic Planning Committee. The purpose of this committee is to support the Board in reviewing and assessing the long-range strategic objectives of the Corporation, and ensuring that the Corporation’s strategies, priorities and policies are consistent with the Corporation’s overriding goals of creating and building long-term sustainable value for its shareholders, and carrying out its business in accordance with its values. These duties include providing guidance to management in the development of a long-term strategic (as opposed to operating) plan, assessing resource allocations decided by management for consistency with the long-term plan, reviewing the Corporation’s performance on major capital investment projects, and reviewing proposed significant changes in the business operations, new or discontinued lines of business, asset or stock purchases or other extraordinary transactions.

The Board’s Presiding Director

In January 2004, the Board created a new position of presiding director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. The presiding director also advises the Chairman of the Board and, as appropriate, Committee chairs with respect to agendas and information needs relating to Board and Committee meetings, provides advice with respect to the selection of Committee chairs and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

At the Corporation’s 2005 annual meeting of stockholders, director Alan Zakon was selected by the non-management members of the Board to serve in this position until the Corporation’s 2006 annual meeting of stockholders. At the meeting to be held on the day following the 2006 Special Meeting, Mr. Zakon may be reappointed to that position for another year or, alternatively, the Nominating and Corporate Governance Committee may recommend another independent director to serve as the presiding director. In the event that a different presiding director is chosen by the Board, the Corporation intends to make a public announcement identifying the new presiding director.

Selection of Nominees for the Board of Directors

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Corporate Secretary or any member of the Nominating and Corporate Governance Committee in writing with whatever supporting material the stockholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Corporation’s bylaws relating to stockholder nominations.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience. The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Corporation’s Corporate Governance Guidelines, including:

•	the ability of the prospective nominee to represent the interests of the stockholders of the Corporation;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Corporation’s Corporate Governance Guidelines;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board; and

•	the extent to which the prospective nominee helps the Board reflect the diversity of the Corporation’s stockholders, employees, customers and communities.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Determination of Director Independence

In January 2004, the Board and the Nominating and Corporate Governance Committee adopted Corporate Governance Guidelines for the Corporation. The Guidelines may be found on the Corporation’s web site at www.microfinancial.com.

Pursuant to the Guidelines, the Board undertakes a review of director independence annually. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and the Corporation and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examines transactions and relationships between directors or their affiliates and members of the Corporation’s senior management or their affiliates. As provided in the Guidelines, the purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent.

As a result of this review, the Board has affirmatively determined that all of the directors, including those nominated for election at the annual meeting, are independent of the Corporation and its management under American Stock Exchange rules and the standards set forth in the Corporate Governance Guidelines, with the exception of Peter Bleyleben and Richard Latour who are considered inside directors because of their employment by the Corporation. In making this decision, the Board considered all relationships between the Corporation and the directors, including those reported under “Certain Relationships and Related Transactions” below, and also including the relationships between directors who serve together on the same outside boards and the former employment relationship of Mr. Boyle to the Corporation which ended in 1987. The Board determined each such relationship, and the aggregate of such relationships, to be immaterial to the applicable director’s ability to exercise independent judgment.

Meetings of the Board of Directors during Fiscal 2005

During 2005, the MicroFinancial Board met six times. In 2005, all MicroFinancial Board members attended over 75% of the aggregate of the meetings of the MicroFinancial Board and its committees on which they served. The Corporation does not have a formal policy relating to attendance of Board members at its annual meeting of stockholders, but it encourages all members of its Board to attend. Five of the six Board members attended the 2005 Special Meeting of Stockholders in Lieu of Annual Meeting.

Compensation of Directors

The MicroFinancial Board is comprised of six Directors, two of whom, Peter Bleyleben and Richard F. Latour, are salaried employees of the Corporation who receive no additional compensation for services rendered as Directors.

In July 2005, the Corporation revised its compensation package for members of its Board of Directors as follows: (i) each member of the MicroFinancial Board who is not an employee of the Corporation (“Non-Employee Directors”) will receive an annual retainer of $16,000, to be paid at the director’s election either entirely in shares of stock or 40% in cash and 60% in shares of stock, in each case with full vesting upon the date of issuance; (ii) each Non-Employee Director will also receive a cash fee of $1,000 per Board meeting attended and committee members will receive a cash fee of $500 per committee meeting attended, except that no such fees will be paid for meetings by telephone conference; (iii) the chairman of the Corporation’s Audit Committee will be paid a fee of $5,000 per year, to be paid either entirely in shares of stock or 40% in cash and 60% in shares of stock, in each case with full vesting upon the date of issuance; and (iv) each Non-Employee Director will be issued between 2,500 and 5,000 shares of stock, to be awarded each January of the Corporation’s fiscal year, with each director having the option to take 40% of such award in cash instead, and with all shares of stock fully vested upon the date of issuance. The actual number of shares issued to each director under clause (iv) above will be established annually within the specified range, in the discretion of the Compensation and Benefits Committee, and will be determined by reference to the attainment of company goals applicable to the Corporation’s chief executive officer and to its management generally. In early 2006, the Compensation and Benefits Committee set the award of shares to Non-Employee Directors for 2005 at 2,750. All shares of stock issued to members of the Corporation’s Board of Directors will be issued under the terms of the Corporation’s existing 1998 Equity Incentive Plan or any successor plan which may be adopted from time to time. In addition to the foregoing, the Corporation may maintain health insurance benefits for Non-Employee Directors who elect to participate, with the cost to be borne partially by the Corporation, consistent with the Corporation’s past practices.

The following table sets forth the compensation paid to each Non-Employee Director of the Corporation for 2005 under the director compensation policy described above:

		Common Stock
Non-Employee Director	Cash Payments	Shares	Value(1)	Other(2)	Total

Brian E. Boyle	$2,500	6,306	$25,762	$14,753	$43,015
Torrence C. Harder	$2,500	6,306	$25,762	$9,236	$37,498
Fritz von Mering	$2,500	12,417	$52,174	$0	$54,674
Alan J. Zakon	$2,500	4,883	$9,762	$10,415	$22,677

(1)	Shares of common stock are valued at the closing price of the common stock on the date of grant.

(2)	Other payments comprise payments made by the Corporation relating to health insurance benefits.

Compensation of Chairman

The Corporation’s Chairman, Dr. Bleyleben, has entered into an employment agreement with the Corporation under which he receives an annual salary of $130,000, in addition to certain benefits. See “Employment Agreements” below for more detail. Dr. Bleyleben is not eligible to participate in the Corporation’s annual bonus or profit-sharing plans, but he is eligible to participate in the Corporation’s 1998 Equity Incentive Plan on the same basis as other directors.

Dr. Bleyleben also holds a $200,000 subordinated note from the Corporation which matures in May 2006, subject to optional extension by the Corporation, and which bears interest at a rate of 12% per year. See “Certain Relationships and Related Party Transactions Involving Directors” below. In addition, like a number of other persons who were executive officers at the time, in March 2003, Dr. Bleyleben was issued a promissory note relating to amounts which were payable to him for prior years under the Corporation’s profit-sharing plan, payment of which was contingent upon the Corporation repaying its previous lenders in full. Those lenders were repaid in 2004, and in early 2005, Dr. Bleyleben’s promissory note for such prior years’ profit-sharing payments was paid to him in the amount of $388,690.

Other amounts paid to Dr. Bleyleben in 2005 included contributions by the Corporation under the Corporation’s 401(k) retirement/profit sharing plan ($4,725) and executive disability insurance policy premiums paid by the Corporation ($8,027).

In March 2005, Dr. Bleyleben exercised options to purchase 32,500 shares of common stock in a cashless exercise. He received 12,614 shares after selling 19,886 shares to cover the aggregate exercise price and applicable withholdings.

Certain Relationships and Related Party Transactions Involving Directors

On May 1, 2001, Dr. Bleyleben, the Chairman and a Director of the Corporation, loaned the Corporation $200,000 in the form of a subordinated note. On the same date, Dr. Boyle and Mr. Harder, each of whom is a Director of the Corporation, also loaned the Corporation $200,000 and $100,000, respectively, in each case in the form of a subordinated note. Each of these notes matures on May 1, 2006 (with a one-year optional extension by the Corporation) and bears interest at a rate of 12% per annum.

All of the foregoing transactions were on terms at least as favorable as those that would have been obtained through arms-length negotiations.

Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the non-management directors may do so by writing to any non-management director, c/o MicroFinancial Corporation, 10-M Commerce Way, Woburn, Massachusetts 01801. The Nominating and Corporate Governance Committee of the Board has approved a process for handling letters received by the Corporation and addressed to non-management members of the Board. Under that process, the Chief Financial Officer of the Corporation reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Chief Financial Officer, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Corporation that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Corporation’s Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

The Corporation’s Code of Ethics

The Corporation has adopted a Code of Business Conduct and Ethics, which is applicable to all directors and employees of the Corporation, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct and Ethics may be found on the Corporation’s web site at www.microfinancial.com. The Corporation intends to post amendments to or waivers from its Code of Business Conduct and Ethics (to the extent applicable to its chief executive officer, principal financial officer or principal accounting officer) at this location on its website.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Corporation’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report set forth herein shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such Acts.

In connection with the preparation and filing of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, the Audit Committee (i) reviewed and discussed the audited financial statements with management, (ii) discussed with Vitale, Caturano & Co., the Corporation’s independent registered public accounting firm (“Vitale”), the matters required to be discussed by Statement of Auditing Standards 61 (as modified or supplemented) and (iii) received the written disclosures and the letter from Vitale required by Independence Standards Board Standard No. 1 (as modified or supplemented) and discussed the independence of Vitale with the auditors. Based on the review and discussions referred to above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.

Audit Committee:

Fritz von Mering, Chairman,
Brian E. Boyle,
Torrence C. Harder

COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation Summary Table

The following table sets forth the compensation of (i) Mr. Latour, the Chief Executive Officer of the Corporation and (ii) Messrs. Jackson, Constantino, LaCreta and Herlihy, the four most highly compensated executive officers, other than Mr. Latour, who were serving as executive officers of the Corporation as of December 31, 2005 (collectively, the “Named Executive Officers”), in each case for the years ended December 31, 2005, 2004 and 2003. Determination of the most highly compensated executive officers is based upon compensation for the Corporation’s fiscal year ended December 31, 2005 and does not necessarily reflect the most highly compensated executive officers for the Corporation’s fiscal years ended December 31, 2004 and 2003.

Summary Compensation Table(1)

					Long Term Compensation Awards
						Securities
	Annual Compensation				Restricted	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(2)		Stock Awards($)	Options (*)	Compensation

Richard F. Latour	2005	$260,000	$143,000	(3)	$0	0	$6,816	(3)
President, Chief Executive	2004	$260,000	$246,228		0	0	$8,684
Officer, Treasurer, Clerk,	2003	$251,539	$0		0	200,000	$6,291
Secretary and Director
James R. Jackson, Jr.	2005	$187,200	$62,500	(4)	$0	0	$4,338	(4)
Vice President and Chief	2004	$187,200	$5,600		$0	0	$4,212
Financial Officer	2003	$181,108	$0		$67,249 (4)	0	$3,143
Stephen Constantino	2005	$120,120	$30,000	(5)	$0	0	$3,261	(5)
Vice President, Human	2004	$120,120	$50,735		$0	0	$4,190
Resources	2003	$116,211	$0		$31,002	0	$3,130
Steven J. LaCreta	2005	$107,100	$35,000	(6)	$0	0	$1,103	(6)
Vice President, Lessee	2004	$107,100	$35,052		$0	0	$1,389
Relations and Legal	2003	$105,323	$0		$20,291	0	$1,053
Thomas Herlihy	2005	$93,462	$50,000	(7)	$0	0	$2,804	(7)
Vice President, Sales and	2004	—	—		—	—	—
Marketing, TimePayment Corp	2003	—	—		—	—	—

(1)	Columns required by the rules and regulations of the Securities and Exchange Commission that contain no entries have been omitted.

(2)	The bonus amounts reported in 2004 relate to the payment of promissory notes issued by the Corporation in March 2003 to cover profit-sharing plan payments owed from prior years. The notes were contingent upon the Corporation repaying its previous lenders in full. These lenders were paid in full, and the contingency removed, in 2004, and the promissory notes were paid in 2004 for Mr. Constantino ($47,235) and Mr. LaCreta ($31,852) and in 2005 for Mr. Latour ($246,228). The bonus amounts reported in 2004 also include cash payments made in 2005 for performance in 2004, representing $5,600 for Mr. Jackson, $3,500 for Mr. Constantino and $3,200 for Mr. LaCreta. The payments made in 2005, including Mr. Latour’s promissory note payment, have been classified as payments for 2004 in order to report those amounts for the year in which they were earned (or, in the case of the promissory note, the year in which the note became payable).

(3)	Amounts for Mr. Latour under “Bonus” for 2005 include $71,500 representing an equity award of 20,141 shares of common stock paid in 2006 in respect of 2005 performance, valued at $3.55 per share as of the grant date, plus cash compensation in the amount of $71,500.

Amounts for Mr. Latour under “All Other Compensation” include: (a) contributions by the Corporation under the Corporation’s 401(k) retirement/profit sharing plan in 2005 ($4,725), 2004 ($5,850) and 2003 ($3,200) and (b) executive disability insurance policy premiums paid by the Corporation in 2005 ($2,091), 2004 ($2,834) and 2003 ($3,091).

(4)	Amounts for Mr. Jackson under “Bonus” for 2005 include $31,250 representing an equity award of 8,803 shares of common stock paid in 2006 in respect of 2005 performance, valued at $3.55 per share as of the grant date, plus cash compensation of $31,250.

Amounts for Mr. Jackson under “All Other Compensation” include contributions by the Corporation under the Corporation’s 401(k) retirement/profit sharing plan in 2005 ($4,338), 2004 ($4,212) and 2003 ($3,143).

In February 2003, all options outstanding to Mr. Jackson were cancelled, and replaced by 85,558 shares of restricted stock. As of December 31, 2003, all of such shares had vested.

(5)	Amounts for Mr. Constantino under “Bonus” for 2005 include $15,000 representing an equity award of 4,225 shares of common stock paid in 2006 in respect of 2005 performance, valued at $3.55 per share as of the grant date, plus cash compensation of $15,000.

Amounts for Mr. Constantino under “All Other Compensation” include: (a) contributions by the Corporation under the Corporation’s 401(k) retirement/profit sharing plan in 2005 ($2,781), 2004 ($3,765) and 2003 ($2,681) and (b) executive disability insurance policy premiums paid by the Corporation in 2005 ($480), 2004 ($425) and 2003 ($449).

In February 2003, all options outstanding to Mr. Constantino were cancelled, and replaced by 39,442 shares of restricted stock. As of December 31, 2003, all of such shares had vested.

(6)	Amounts for Mr. LaCreta under “Bonus” for 2005 include $17,500 representing an equity award of 4,930 shares of common stock paid in 2006 in respect of 2005 performance, valued at $3.55 per share as of the grant date, plus cash compensation of $17,500.

Amounts for Mr. LaCreta under “All Other Compensation” include contributions by the Corporation under the Corporation’s 401(k) retirement/profit sharing plan in 2005 ($1,103), 2004 ($1,389) and 2003 ($1,053).

In February 2003, all options outstanding to Mr. LaCreta were cancelled, and replaced by 25,815 shares of restricted stock. As of December 31, 2003, all of such shares had vested.

(7)	Amounts for Mr. Herlihy under “Bonus” for 2005 include $25,000 representing an equity award of 7,042 shares of common stock paid in 2006 in respect of 2005 performance, valued at $3.55 per share as of the grant date, plus cash compensation of $25,000.

Amounts for Mr. Herlihy under “All Other Compensation” include contributions by the Corporation under the Corporation’s 401(k) retirement/profit sharing plan in 2005 ($2,804).

Mr. Herlihy joined TimePayment Corp. in April 2005.

Option Grants in 2005

The Corporation did not grant any options to the Named Executive Officers in 2005.

Option Exercises and Values at Year-End

The following table sets forth information concerning option exercises and the fiscal year-end option values for options held by the Named Executive Officers at December 31, 2005.

Aggregated Option/SAR Exercises and
Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Number of Shares		Options/SAR’s at Fiscal		Options/SAR’s at Fiscal
	Underlying Options	Value	Year-End (#)		Year-End ($)(1)
Name	Exercised(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard F. Latour(2)	400,000	$1,451,000	382,000	58,000	$0	$0
James R. Jackson, Jr.	0	$0	0	0	0	0
Stephen Constantino	0	$0	0	0	0	0
Steven J. LaCreta	0	$0	0	0	0	0
Thomas Herlihy	0	$0	0	0	0	0

(1)	The exercise price of Mr. Latour’s 382,000 exercisable options and 58,000 unexercisable options exceeded the closing price of the Common Stock on December 30, 2005.

The value of unexercised in-the-money stock options at December 30, 2005 is presented to comply with regulations of the Securities and Exchange Commission. The actual amount realized upon exercise of stock options (if any) will depend upon the excess of the fair market value of the Common Stock over the exercise price at the time the stock option is exercised. There is no assurance that the values of unexercised stock options reflected in this table will be realized.

(2)	In February 2005, the Compensation Committee approved the acceleration of vesting and the cashless exercise by Mr. Latour of options to purchase 400,000 shares, under which he received 174,269 shares after surrender of the remainder in satisfaction of the exercise price and payment of taxes due with respect to the transaction. Of the 400,000 options, (a) 200,000 had an exercise price of $0.86 and 200,000 had an exercise price of $1.585, and (b) 150,000 had not vested. The Compensation Committee had the power to take such actions under the provisions of the 1998 Equity Incentive Plan.

Equity Compensation Plans

The following table summarizes information, as of December 31, 2005, relating to equity compensation plans of the Corporation pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

Equity Compensation Plan Information

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to	Weighted-Average		Equity Compensation
	be Issued Upon Exercise	Exercise Price of		Plans (Excluding
	of Outstanding Options,	Outstanding Options,		Securities Reflected in
	Warrants and Rights	Warrants and Rights		Column (a))
Plan Category	(a)	(b)		(c)

Equity compensation plans approved by security holders(1)	1,242,500	$9.19	(2)	1,763,952
Equity compensation plans not approved by security holders	—	—		—
Total	1,242,500	$9.19	(2)	1,763,952

(1)	This plan is the Corporation’s 1998 Equity Incentive Plan (which was approved by stockholders at the 2001 special meeting of stockholders in lieu of annual meeting).

(2)	Weighted average exercise price of outstanding options; excludes restricted stock.

Profit Sharing Plan and Discretionary Board of Director Bonus Programs

The Corporation pays annual bonuses and makes profit sharing payments as determined by the Compensation and Benefits Committee of the MicroFinancial Board. For years 2004 and earlier, the Compensation and Benefits Committee would indicate to the executive officers the percentage of the following year’s pre-tax profits on which profit sharing plan payments would be based. Upon the conclusion of the audit of the prior year’s financial results, the Compensation and Benefits Committee would determine the total percentage of pre-tax profits eligible for profit-sharing plan payments, and award payments to all Named Executive Officers. To enhance long-term retention of these executives, only one-third of the amount awarded was paid at that point in time. The remaining two-thirds was eligible to be paid out over the next two years in the discretion of the Compensation and Benefits Committee and was subject to separate annual approvals of the Compensation and Benefits Committee. In March 2003, the Board of Directors voted to issue promissory notes to these executives to cover profit-sharing plan payments owed from prior years that were contingent upon the Corporation repaying its previous lenders in full.

Under a revised program beginning in 2005, the President and Chief Executive Officer is eligible for a bonus of between 50% and 100% of base salary to be determined by the Compensation and Benefits Committee based upon the Corporation’s financial performance goals and qualitative goals. The bonus is paid 50% in cash and 50% in shares of common stock. Both sets of goals are prepared by the President and Chief Executive Officer for review and approval by the Compensation and Benefits Committee.

Also beginning in 2005, the Vice President and Chief Financial Officer is eligible for a bonus of between 33% to 50% of base salary to be determined by the President and Chief Executive Officer based upon performance goals to be prepared by the President and Chief Executive Officer and approved by the Compensation and Benefits Committee. The bonus is paid 50% in cash and 50% in shares of common stock.

The other management members, including the other Named Executive Officers, are eligible for a bonus of between 20% and 33% of base salary to be determined by the President and Chief Executive Officer based upon performance goals to be prepared by the President and Chief Executive Officer and approved by the Compensation and Benefits Committee. The bonus is paid 50% in cash and 50% in shares of common stock.

Employment Agreements

The Corporation entered into an Employment Agreement with Mr. Latour for a three-year period commencing June 12, 1998, subject to automatic successive one-year renewals unless terminated pursuant to the terms thereof. Certain amendments were made to the agreement effective January 30, 2003. In the event of a termination of Mr. Latour’s employment agreement by the Corporation without cause, or by Mr. Latour for specified good reason, the employment agreement provides for three years of severance payments to Mr. Latour on the basis of his highest base salary during the employment period. In addition, Mr. Latour would also be entitled to a prorated payment of base salary and bonus to the date of termination, and the acceleration of deferred compensation and accrued but unpaid amounts under the Corporation’s bonus and/or profit sharing plans. Mr. Latour’s current base salary is $260,000. The bonus for the current fiscal year will be determined by the MicroFinancial Board. If, in connection with a payment under his employment agreement, Mr. Latour shall incur any excise tax liability on the receipt of “excess parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, the employment agreement provides for gross-up payments to return him to the after-tax position he would have been in if no excise tax had been imposed. As used in Mr. Latour’s employment agreement, “for good reason” means the assignment to the executive of duties inconsistent with the executive’s position, authority, duties or responsibilities; the failure by the Corporation to pay the agreed base salary and provide the executive with benefits; moving the executive to a location outside of the metropolitan Boston, Massachusetts area; and the failure by the Corporation to require a successor to assume all obligations under the employment agreement.

In July 2005, following approval by the Board of Directors and its Compensation and Benefits Committee, the Corporation entered into a Second Amended and Employment Agreement with Dr. Bleyleben, Chairman of the Board of Directors of the Corporation, for a three-year period commencing July 15, 2005 and ending June 30, 2008 (the “Employment Term”). This employment agreement replaced Dr. Bleyleben’s previous employment agreement with the Corporation which had been entered into in 1998 and was subject to automatic one-year renewal periods according to its terms. Dr. Bleyleben’s current base salary is $130,000 and he is not entitled to participate in the Corporation’s annual bonus or profit-sharing plans. He is, however, entitled to participate in the Corporation’s 1998 Equity Incentive Plan or any other equity plan adopted by the Corporation from time to time, on the same basis as other directors of the Corporation. In the event of a termination of his employment agreement by the Corporation with cause, Dr. Bleyleben would be entitled to payments on the basis of his base salary through the date of termination. In, in connection with a payment under his employment agreement, Dr. Bleyleben shall incur any excise tax liability on the receipt of “excess parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, the employment agreement provides for gross-up payments to return him to the after-tax position he would have been in if no excise tax had been imposed. During the Employment Term, Dr. Bleyleben is entitled to health, accident and disability insurance plan benefits on terms no less favorable in the aggregate than the those benefits that the Corporation provided to Dr. Bleyleben immediately preceding the Employment Term. After expiration of the Employment Term, Dr. Bleyleben will be eligible to participate in such health, accident and disability plans as the Corporation may make available to other directors of the Corporation. In the event of a “change of control”, Dr. Bleyleben would be entitled to receive such benefits until the earlier of his death or his 65th birthday. Additionally, if any successor shall fail or refuse to assume and agree to perform its obligations under the employment agreement, the Corporation shall pay to Dr. Bleyleben those amounts to which he would have been entitled under the employment agreement in full, prior to any transaction with a successor and will, at the Corporation’s expense, provide contractual coverage with a reputable carrier for a continuation of the insurance benefits.

The Corporation has also entered into separate employment agreements with Messrs. Jackson, Constantino and LaCreta, each amended and restated in May 2005, which are designed to provide an incentive to each executive to remain with the Corporation pending and following a “change in control” (as defined below). Each employment agreement has an initial term of three years from May 2005, with an automatic renewal for a new three year period each one-year anniversary of the date of the agreement unless the Corporation gives 60 days notice to the executive that the period will not be renewed. If a change of control occurs within that term, the agreement provides for an employment period of one year following the change in control, with automatic extensions upon the expiration of the initial one-year term for successive one-month periods. Pursuant to each employment agreement, the executive will be entitled to receive an annual base salary of not less than twelve times the highest monthly base salary paid or payable to the executive within the twelve months preceding the change in control, as well as participation in bonus, incentive and benefit plans generally no less favorable than those provided or available to the executive prior to the change of control. If the employment agreement is terminated by the MicroFinancial Board other than for cause, death or disability, or is terminated by the executive for specified good reason, the Corporation shall pay to the executive, the aggregate of the following amounts: (i) one times annual base salary in the case of Messrs. Jackson and LaCreta and one and one-half times annual base salary in the case of Mr. Constantino; (ii) any other compensation or bonus previously deferred by the executive, together with any accrued interest or earnings thereon; and (iii) any accrued vacation pay. Pursuant to each employment agreement, if the executive’s employment is terminated during the change of control employment period, the Corporation shall pay the amounts referenced above to the executive in a lump sum in cash within 30 days after the date of termination. If the executive’s employment is terminated prior to the first day of the change of control employment period, the Corporation is obligated to pay the amounts referenced above; however, payments of the executive’s annual base salary would be payable over twelve months, in the case of Messrs. Jackson and LaCreta and eighteen months in the case of Mr. Constantino, with payment to be made at the same time that the Corporation pays other peer executives of the Corporation.

“Change in control” means (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; (ii) individuals who, as of the date of the original employment agreements constitute the MicroFinancial Board, cease for any reason to constitute at least a majority of the MicroFinancial Board or are divested of possession by appointment of a trustee pursuant to Chapter 7 or 11 of the United States Bankruptcy Code, except with respect to any director who was approved by a vote of at least a majority of the directors then comprising the MicroFinancial Board; (iii) approval by the stockholders of the Corporation or, in the instance of proceedings for the Corporation pursuant to Chapter 7 or Chapter 11 of the United States Bankruptcy Code, approval by the bankruptcy judge, of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, more than 60% of, respectively, the then outstanding shares of Common Stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors continues to be owned by the stockholders who were the beneficial holders of such stock prior to such transaction; or (iv) approval by the stockholders or, in the instance of proceedings for the Corporation pursuant to Chapter 7 or Chapter 11 of the United States Bankruptcy Code, approval by the bankruptcy judge, of the Corporation of a complete liquidation or dissolution of the Corporation or the sale or other disposition of all or substantially all of the assets of the Corporation.

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Corporation’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation and Benefits Committee Report shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such Acts.

Overview and Philosophy

The Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”) is composed of three members, all of whom are non-employee, independent directors of the Corporation. The Compensation Committee provides overall guidance on the Corporation’s compensation and benefits philosophy. In addition, the Compensation Committee approves and monitors the Corporation’s:

•	executive compensation and benefits programs;

•	executive employment agreements, if any; and

•	1998 Equity Incentive Plan.

The primary objectives of the Compensation Committee are to assure that the Corporation’s executive compensation and benefits programs:

•	reflect the Corporation’s entrepreneurial orientation;

•	are competitive with other companies of similar size and business;

•	safeguard the interests of the Corporation and its stockholders;

•	are effective in driving performance to achieve financial goals and create stockholder value;

•	foster teamwork on the part of management;

•	are cost-efficient and fair to employees, management and stockholders; and

•	are well communicated to and understood by program participants.

The Committee’s executive compensation policies are designed to attract, motivate and retain highly qualified executive officers who can enhance stockholder value, and to support a performance-oriented environment that rewards achievement of the Corporation’s financial goals. The Compensation Committee meets at least once and usually several times during each fiscal year to review the Corporation’s existing compensation and benefits programs and to consider modifications that seek to provide a direct relationship between executive compensation and sustained corporate performance.

The Corporation compensates its executive officers through four principal types of compensation: annual base salary, profit-sharing payments, annual bonus payments, and long-term incentive awards through stock options or stock awards. The Committee, as a matter of policy, places substantial emphasis on the profit sharing and bonus plans and long-term stock options and stock awards, or combinations of these components, since the Corporation believes that rewarding executive officers with respect to both the annual financial performance of the Corporation and long-term share valuation is in the best interest of the shareholders.

Base Salary

The annual base salary of each executive officer is based on the scope of his or her responsibility and accountability within the Corporation, as well as on performance and experience criteria. In addition, the Compensation Committee considers the prior year’s base salary in determining base salary for the current year.

The Compensation Committee determines and makes final decisions regarding base salary of executives on an annual basis. The Compensation Committee recognizes that, to some degree, the determination of an executive officer’s base salary involves subjective considerations.

Profit Sharing and Bonus Plans

A significant component of an executive officer’s total cash compensation may consist of a profit sharing plan or bonus payment, which is intended to make the executive officer’s compensation dependent on the Corporation’s performance and to provide executive officers with incentives to achieve the Corporation’s goals, increase stockholder value, and work as a team.

For purposes of determining profit sharing or bonus payments, the Corporation, since the early days of its existence, has placed a heavy emphasis on financial profits achieved by the Corporation. For fiscal years 2004 and earlier, the Compensation Committee would indicate to the executive officers the percentage of the following year’s pre-tax profits on which profit sharing plan payments would be based. Upon the conclusion of the audit of the prior year’s financial results, the Compensation Committee would determine the total percentage of pre-tax profits eligible for profit-sharing plan payments, and award payments, if any, to the executive officers of the Corporation. To enhance long-term retention of these executives, only one-third of the amount awarded was paid at that point in time. The remaining two-thirds was eligible to be paid out over the next two years in the discretion of the Compensation Committee and was subject to separate annual approvals of the Compensation Committee.

To enhance the retention of other senior personnel and to foster a spirit of teamwork, the Compensation Committee also established a pool, using the same philosophy used for executive officers, and delegated to the President and Chief Executive Officer the decision as to how and to whom to allocate the approved funds. Any such bonuses were also determined and paid upon completion of the Corporation’s annual audit.

Under a revised program beginning in 2005, the President and Chief Executive Officer is eligible for an annual bonus of between 50% and 100% of base salary to be determined by the Compensation Committee based upon the Corporation’s financial performance goals and qualitative goals. The bonus is paid 50% in cash and 50% in shares of common stock. Both sets of goals are to be prepared by the President and Chief Executive Officer for review and approval by the Compensation Committee. These goals are typically finalized before March 31 of the applicable fiscal year.

Also beginning in 2005, the Vice President and Chief Financial Officer is eligible for a bonus of between 33% to 50% of base salary to be determined by the President and Chief Executive Officer based upon performance goals to be prepared by the President and Chief Executive Officer and approved by the Compensation Committee. The bonus is paid 50% in cash and 50% in shares of common stock.

The other management members, including the other Named Executive Officers, are eligible for a bonus of between 20% and 33% of base salary to be determined by the President and Chief Executive Officer based upon performance goals to be prepared by the President and Chief Executive Officer and approved by the Compensation Committee. The bonus is paid 50% in cash and 50% in shares of common stock.

Long Term Equity Compensation

The Compensation Committee believes that providing key employees, including executive officers, with the opportunity to acquire stock ownership over time is the most desirable way to align their interests with those of the Corporation’s stockholders. Stock options and shares of common stock awarded under the Plan provide an incentive that focuses the attention of executive officers on managing the Corporation from the perspective of an owner with an equity interest in the business. In addition, stock options and stock awards are a key part of the Corporation’s program for motivating and rewarding managers and other employees over the long term. Through the grant of stock options and stock awards, the Corporation has encouraged its managers and other employees to obtain and hold the Corporation’s stock. The value that employees will receive upon the sale of shares underlying stock options and the sale of stock granted to employees is tied to future performance of the Corporation’s stock.

The Compensation Committee determines and makes final decisions regarding stock options and stock awards made under the Plan, including whether stock awards will be made subject to vesting conditions and if so, what conditions are appropriate. Such factors as performance and responsibilities of individual managers and the management team as a whole, as well as general industry practices, play an integral role in the determination of the number of options and shares of stock awarded to a particular executive officer or employee. In determining the size of the individual award, the Compensation Committee also considers the number of options and shares of common stock outstanding and previously granted, the amount of options and shares of stock remaining available for grant under the Plan, the aggregate amount of current awards, and the amount necessary to retain qualified personnel.

In accordance with its business strategy and compensation philosophy, the Corporation has granted stock options and stock awards to key executives and managers to afford them an opportunity to participate in the Corporation’s future growth and to focus them on the contributions which are necessary for the financial success and business growth of the Corporation and, thereby, the creation of value for its stockholders.

Stock options and stock awards are typically awarded based on an assessment of each recipient’s ongoing contribution to overall corporate performance. The Corporation’s Chief Executive Officer’s input for the size and timing of option and stock grants to other executives and managers is an important determinant of the actual grants given. As a means to encourage a recipient to remain in service with the Corporation, stock option and restricted stock awards typically vest over a period of five years from the date of grant, unless otherwise determined by the Compensation Committee. All incentive stock options have exercise prices at least equal to the fair market value of the Corporation’s stock on the date of grant. For 2005, the Compensation Committee did not make grants of stock options or stock awards other than the stock awards that represented 50% of the bonus program described above.

2005 Compensation for the Chief Executive Officer

The general policies described above for the compensation of the executive officers also apply to the compensation approved by the Compensation Committee with respect to the 2005 compensation for Richard F. Latour, the Corporation’s Chief Executive Officer.

Mr. Latour’s base salary was $260,000 in 2005, $260,000 in 2004 and $250,000 in 2003. Mr. Latour was not paid a profit sharing plan payment in any of the past three years (other than the amount representing deferred awards from prior years described below), nor was he paid an additional cash bonus for 2003 or 2004. He was paid a bonus for 2005 in the amount of $143,000 consisting of 20,141 shares of common stock, valued at approximately $71,500 as of February 3, 2006, the date of grant, and cash in the amount of $71,500. During the same time period, the Corporation’s pre-tax profits (losses) were $(1.7) million in 2005, $(30.7) million in 2004 and $(26.1) million in 2003. In March 2003, Mr. Latour was issued a promissory note in relation to amounts payable under the profit sharing plan from prior years, payable only on the condition that the Corporation’s then-existing credit facility be paid first. That credit facility was paid in full during 2004, and Mr. Latour was paid $246,228 under the promissory note during 2005. That amount has been reflected in the compensation tables for 2004, the year in which the contingency was satisfied.

At December 31, 2005, Mr. Latour had options to purchase 440,000 shares of Common Stock, of which options to purchase 382,000 shares had vested. Options to acquire 150,000 shares of common stock were granted to him on February 25, 1999 at an exercise price equal to the then fair market value of $12.313 per underlying share, all of which options were fully vested at December 31, 2005. Options to acquire 100,000 shares of common stock were granted to him on February 24, 2000 at an exercise price equal to the then fair market value of $9.781 per underlying share, all of which also were vested at year end. Options to acquire 90,000 shares of common stock were granted to him on February 20, 2001 at an exercise price equal to the then fair market value of $13.10 per underlying share, of which 72,000 had vested at December 31, 2005. Options to acquire 100,000 shares of common stock were granted to him on February 28, 2002 at an exercise price equal to the then fair market value of $6.70 per underlying share, of which 60,000 had vested at year end. Options to acquire 200,000 shares were granted to him on November 25, 2002 at an exercise price equal to the then fair market value of $1.585 per underlying share. Options to acquire 200,000 shares were granted to him on January 28, 2003 at an exercise price equal to the then fair market value of $0.86 per underlying share. He was not granted any options or restricted stock in 2004. In February 2005, the Compensation Committee approved the acceleration of vesting and the cashless exercise by Mr. Latour of options to purchase 400,000 shares, from the grants in November 2002 and January 2003, under which he received 174,269 shares after surrender of the remainder in satisfaction of the exercise price and payment of taxes due with respect to the transaction. Of the 400,000 options, 200,000 had an exercise price of $0.86 and 200,000 had an exercise price of $1.585, and 150,000 had not vested (but for the acceleration). The Compensation Committee had the power to take such actions under the provisions of the 1998 Equity Incentive Plan.

Due to the relatively large number of shares held and options granted to and exercised by Mr. Latour in the past, the Compensation Committee is of the opinion that the financial incentive of Mr. Latour is fully aligned with those of all other shareholders.

Mr. Latour continues to fulfill a central and critical role in the development of the Corporation as a whole, including but not limited to the achievement of the Corporation’s 2005 goals, and it is the Compensation Committee’s expectation that he will continue to have an important influence on the Corporation’s goals outlined for 2006. The Compensation Committee believes that Mr. Latour’s compensation arrangement reflects the above-described compensation philosophy of the Corporation designed to align management compensation closely with financial performance and increased stockholder value.

IRS Matters

Under Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder, deductions for employee remuneration in excess of $1 million which is not performance-based are disallowed for publicly traded companies. Since levels of compensation paid by the Corporation are typically expected to be significantly below $1 million, the Compensation Committee has determined that it is unnecessary in most years to seek to qualify the components of its compensation program as performance-based compensation within the meaning of Section 162(m). For 2005, certain elements of Mr. Latour’s compensation may not be deductible under this provision. The Compensation Committee nevertheless believes that this is a result of unusual circumstances, including the acceleration of certain options and the payment of the deferred bonus under the March 2003 promissory note described above. The Committee’s present intention remains that, as long as it is consistent with its overall compensation objectives, substantially all federal income tax deductions attributable to executive compensation should not be subject to the deduction limitation of Section 162(m).

Review of all Components of CEO Compensation and the Committee’s Conclusion

The Compensation Committee has reviewed all components of Mr. Latour’s compensation, including salary, bonus, profit-sharing, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains and losses, the dollar value to the executive and cost to the Corporation of all perquisites and other personal benefits and the actual projected payout obligations under several potential severance and change-in-control scenarios.

Based on this review, the Committee believes Mr. Latour’s total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

Compensation and Benefits Committee:

Alan J. Zakon, Chairman,
Brian E. Boyle and
Fritz von Mering

PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of the Corporation’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following Performance Graph shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such Acts.

The following graph illustrates a five-year comparison of cumulative total returns for the Corporation’s Common Stock, the NYSE Stock Index and the S&P Mid-Cap Financials Index from December 31, 2000 through December 31, 2005. Cumulative total return for the periods shown in the Performance Graph is measured assuming an initial investment of $100 on December 31, 2000, and the reinvestment of dividends, if any.

Note: Management cautions that the historic stock price performance information shown in this graph may not be indicative of current stock price levels or future stock price performance.

PROPOSAL 1

ELECTION OF DIRECTORS

As of the date of this proxy statement, the MicroFinancial Board consists of 6 persons. The MicroFinancial Board is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. Two directors are to be elected at the Special Meeting to serve until the 2009 annual meeting and until their successors are elected and have qualified. The nominees for this class of directors are Brian E. Boyle and Alan J. Zakon. A Director is elected by a plurality of votes of the shares of Common Stock, present in person or represented by proxy, and entitled to vote at the Special Meeting when there is a quorum. The nominees for director are presently directors of MicroFinancial. They have consented to being named a nominee in this proxy statement and have agreed to serve as a director if elected at the Special Meeting. In the event that the nominees are unable to serve, the persons named in the proxy have discretion to vote for other persons if those other persons are designated by the MicroFinancial Board. The MicroFinancial Board has no reason to believe that the nominees will be unavailable for election.

THE MICROFINANCIAL BOARD RECOMMENDS
A VOTE “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS.

Nominees for Director

Director, Age and	Principal Occupation and
Committee Membership	Other Information

Terms To Expire in 2006
Brian E. Boyle, 58 Chairman, Nominating and Corporate Governance Committee and Strategic Planning Committee; Audit Committee; Compensation and Benefits Committee; Credit Policy Committee	Brian E. Boyle, the Chief Executive Officer of the Corporation from 1985 to 1987 and Chairman of the MicroFinancial Board from 1985 to 1995, has served as a Director of the Corporation or its predecessor since 1985 and has been a member of the Audit Committee and the Compensation Committee since 1997, the Chairman of the Nominating and Corporate Governance Committee since January 2004 and a member of the Credit Policy Committee since January 2005. He is currently the Vice Chairman and a Director of Boston Communications Group, Inc. (‘‘Boston Communications”), a Boston-based provider of call processing to the global wireless industry, as well as a Director of Global Services Partners Acquisition Corp. He also served as Chairman of GoldK, Inc. from 1999 to March of 2003, and was the Chief Executive Officer of GoldK, Inc. from 1999 until November 2002. Prior to joining Boston Communications, Dr. Boyle was the Chairman and Chief Executive Officer of Credit Technologies, Inc., a Massachusetts-based provider of credit decision and customer acquisition software, from 1989 to 1993. From 1995 to 1999 he was a Director of Saville Systems, a global telecommunications billing software company, with its United States headquarters in Burlington, Massachusetts, and served as a member of its Compensation Committee from 1995 to October 1999. Dr. Boyle is also a director of several private companies. Dr. Boyle earned his A.B. in Mathematics from Amherst College and a B.S. in Electrical Engineering and Computer Science, an M.S. in Operations Research, an E.E. in Electrical Engineering and Computer Science and a Ph.D. in Operations Research, all from the Massachusetts Institute of Technology.
Alan J. Zakon, 70 Chairman, Compensation and Benefits Committee; Nominating and Corporate Governance Committee; Strategic Planning Committee	Alan J. Zakon has served as a Director of the Corporation since 1988, on the Compensation and Benefits Committee since 1997 and its Chairman since January 2005 and on the Nominating and Corporate Governance Committee since January 2004. Dr. Zakon served as Managing Director of Bankers Trust Corporation from 1989 to 1995 where he was Chairman of the Strategic Policy Committee. Dr. Zakon is a Director and a member of the Audit Committee of Arkansas Best Corporation, a nationwide commercial transportation and trucking company and a Director of InfraRedx, a privately held medical research and development company. Dr. Zakon holds a B.A. from Harvard University, an M.S. in Industrial Management from the Sloan School at the Massachusetts Institute of Technology and a Ph.D. in Economics and Finance from the University of California at Los Angeles.

Continuing Directors

Director, Age and	Principal Occupation and
Committee Membership	Other Information

Terms Expiring in 2007
Peter R. Bleyleben, 53 Credit Policy Committee	Peter R. Bleyleben serves as Chairman of the Board of Directors of the Corporation and on the Credit Policy Committee since January 2005. He served as President, Chief Executive Officer and Director of the Corporation or its predecessor since June 1987 until January 2002, and Chief Executive Officer until October 2002. He is also a director of UpToDate in Medicine, Inc. and of Apres Health and Fitness, Inc., privately held companies. Before joining the Corporation, Dr. Bleyleben was Vice President and Director of the Boston Consulting Group, Inc. (‘‘BCG”) in Boston. During his more than eight years with BCG, Dr. Bleyleben focused his professional strategic consulting practice on the financial services and telecommunications industries. Prior to joining BCG, Dr. Bleyleben earned an M.B.A. with distinction and honors from the Harvard Business School, an M.B.A. and a Ph.D. in Business Administration and Economics, respectively, from the Vienna Business School in Vienna, Austria and a B.S. in Computer Science from the Vienna Institute of Technology.
Richard F. Latour, 52	Richard F. Latour has served as President, Chief Executive Officer, Treasurer, Clerk and Secretary of the Corporation since October 2002 and as President, Chief Operating Officer, Chief Financial Officer, Treasurer, Clerk and Secretary, as well as a director of the Corporation, since February 2002. From 1995 to January 2002, he served as Executive Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Clerk and Secretary. From 1986 to 1995 Mr. Latour served as Vice President of Finance and Chief Financial Officer. Prior to joining the Corporation, Mr. Latour was Vice President of Finance for eleven years with Trak Incorporated, an international manufacturer and distributor of consumer goods, where he was responsible for all financial and operational functions. Mr. Latour earned a B.S. in accounting from Bentley College in Waltham, Massachusetts.
Terms Expiring in 2008
Torrence C. Harder, 62 Chairman, Credit Policy Committee; Audit Committee; Strategic Planning Committee	Torrence C. Harder has served as a Director of the Corporation since 1986, served as Chairman of the Credit Policy Committee since January 2005, and has been a member of the Audit Committee since 1997. He has been the President and Director of Harder Management Corporation, Inc., a registered investment advisory firm, since its establishment in 1971. He has also been the President and Director of Entrepreneurial Ventures, Inc., a private equity investment firm, since its founding in 1986. Mr. Harder is a Director of RentGrow, Inc., Command Credit Corporation and UpToDate in Medicine, Inc., a privately held company. Mr. Harder earned an M.B.A. from the Wharton School of the University of Pennsylvania, and a B.A. with honors from Cornell University.

Director, Age and	Principal Occupation and
Committee Membership	Other Information

Fritz von Mering, 53 Chairman, Audit Committee; Compensation and Benefits Committee; Nominating and Corporate Governance Committee	Fritz von Mering has served as a Director of the Corporation, Chairman of the Audit Committee since January 2005 and a member since 2004, and a member of the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee since January 2005. He is currently the Chief Operating Officer and a Director of Boston Communications. He has also served as the Chief Financial Officer of Boston Communications from 1989 to 1999. Prior to joining Boston Communications, Mr. von Mering was the Chief Financial Officer of Massachusetts Gas & Electric from 1986 to 1989. Before joining Massachusetts Gas & Electric, Mr. von Mering was regional vice president and general manager for Metromedia’s paging division from 1980 to 1986. Prior to Metromedia, Mr. von Mering held various positions at Coopers & Lybrand, where he earned his C.P.A. Mr. von Mering earned his B.S. in Accounting from Boston College and an M.B.A from Babson College.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF
MICROFINANCIAL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The selection of Vitale Caturano & Co. (“Vitale”) to serve as independent auditors of MicroFinancial for the current fiscal year ending December 31, 2006, will be submitted to the stockholders of the Corporation for ratification at the Special Meeting. Representatives of Vitale will be present at the Special Meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.

Vitale has advised MicroFinancial that neither it nor any of its members has any direct financial interest in MicroFinancial as a promoter, underwriter, voting trustee, director, officer or employee. All professional services rendered by Vitale during the year ended December 31, 2005 were furnished at customary rates.

The ratification of the selection of independent auditors requires the affirmative vote of a majority of the outstanding Common Stock, present in person or represented by proxy, and entitled to vote thereon at the Special Meeting when there is a quorum.

THE MICROFINANCIAL BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL
WHICH IS IDENTIFIED AS PROPOSAL 2 ON THE ENCLOSED PROXY.

Fees to Independent Registered Public Accounting Firm for Fiscal 2005 and 2004

Audit Fees.  The aggregate fees billed by Vitale for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal year ended December 31, 2005 and for the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q for that fiscal year and for services provided in connection with statutory or regulatory filings or engagements were $231,288.

The aggregate fees billed by Vitale for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal year ended December 31, 2004 and for the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q for that fiscal year and for services provided in connection with statutory or regulatory filings or engagements were $135,000.

Audit-Related Fees.  The aggregate fees billed by Vitale for assurance and related services reasonably related to employee benefit plan audits and not reported under the foregoing “Audit Fees” section rendered to the Corporation for the fiscal year ended December 31, 2005 were $14,500.

The aggregate fees billed by Vitale for assurance and related services reasonably related to employee benefit plan audits and not reported under the foregoing “Audit Fees” section rendered to the Corporation for the fiscal year ended December 31, 2004 were $14,500.

Tax Fees.  The aggregate fees billed by Vitale for professional services rendered to the Corporation related to tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2005 were $28,250.

The aggregate fees billed by Vitale for professional services rendered to the Corporation related to tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2004 were $2,500.

All Other Fees.  There were no other fees billed by Vitale for services rendered to the Corporation, other than the services described under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for the fiscal years ended December 31, 2005 and December 31, 2004.

Change in the Corporation’s Certifying Accountants.

Effective May 24, 2004, the Corporation dismissed Deloitte & Touche LLP (“Deloitte”) as its independent accountants. The Audit Committee of the Board of Directors of the Registrant approved the decision to change independent accountants. The reports of Deloitte on the Corporation’s financial statements for the fiscal years ended December 31, 2003 and 2002 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the fiscal years ended December 31, 2003 and 2002, and through May 24, 2004, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement(s) in its reports on the financial statements for such years. Finally, during the fiscal years ended December 31, 2003 and 2002, and through May 24, 2004, there were no differences of opinion on the following matters between the Corporation and Deloitte that were not resolved to Deloitte’s satisfaction prior to their dismissal (a “reportable event”): (i) the existence of adequate internal controls; (ii) Deloitte having advised the Corporation that it is no longer able to rely on management’s financial statements; (iii) Deloitte having advised the Corporation of the need to significantly expand the scope of their audit or that information had come to its attention, that if further investigated, may materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements or cause Deloitte to be unwilling to rely on management’s representations or be associated with the Corporation’s financial statements; or (iv) Deloitte having advised the Corporation that information had come to its attention that materially impacts the fairness or reliability of either a previously issued audit report or the underlying financial statements or the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report.

The Corporation provided a copy of the foregoing disclosure to Deloitte and Deloitte issued a letter to the Securities and Exchange Commission dated May 28, 2004 indicating that it did not disagree with this disclosure.

Effective May 24, 2004, the Corporation engaged Vitale as its new independent accountants. The Corporation had not consulted Vitale during the fiscal years ending December 31, 2003 and 2002, or through May 24, 2004, with regard to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Corporation’s financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event.

Approval by Audit Committee

The charter of the Audit Committee requires that the Committee approve in advance any audit or permissible non-audit engagement or relationship between the Corporation and the independent auditors. The Committee has delegated to the Chairman of the Audit Committee the authority to approve in advance all audit-related or non-audit services to be provided by the independent auditor if presented to the full Committee at the next regularly scheduled meeting of the Audit Committee.

OTHER MATTERS

Management does not know of any matters which will be brought before the Special Meeting other than those specified in the Notice of Special Meeting of Stockholders. However, if any other matters properly come before the Special Meeting, the persons named in the form of proxy, or their substitutes, will vote on such matters in accordance with their best judgment.

2007 STOCKHOLDER PROPOSALS

Proposals of stockholders to be included in the proxy statement and form of proxy for the Corporation’s 2007 annual meeting of stockholders must be received by December 22, 2006. Stockholders who wish to make a proposal at the aforementioned meeting of stockholders, other than one that will be included in the Corporation’s proxy materials, must notify the Corporation no later than January 21, 2007 of such a proposal. If a stockholder makes such a timely notification, the proxies solicited by the MicroFinancial Board will confer discretionary voting authority on the persons named as attorneys in the proxy and such persons may exercise discretionary voting authority under circumstances consistent with the rules of the Securities and Exchange Commission. If a stockholder who wishes to present a proposal fails to notify the Corporation by January 21, 2007, the stockholder shall not be entitled to present the proposal at the meeting. Notwithstanding the failure to timely notify the Corporation, if the proposal is brought before the meeting, then the proxies solicited by the MicroFinancial Board will confer discretionary voting authority on the persons named as attorneys in the proxy.

Proposals should be mailed to Richard F. Latour, Clerk of MicroFinancial, at 10M Commerce Way, Woburn, Massachusetts 01801.

FINANCIAL STATEMENTS

The financial statements of the Corporation are contained in the Corporation’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005 that was filed with the Securities and Exchange Commission on April 13, 2006, a copy of which is included with this proxy statement. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

MISCELLANEOUS

All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by the Corporation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Corporation may solicit proxies on behalf of the Board by telephone, telegram or personal interview, the expenses of which will be borne by the Corporation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at the expense of the Corporation.

Submitted by Order of the Board of Directors,

RICHARD F. LATOUR
Clerk

Woburn, Massachusetts
April 21, 2006

SPECIAL MEETING OF STOCKHOLDERS IN LIEU OF ANNUAL MEETING OF
MICROFINANCIAL INCORPORATED
Tuesday, May 16, 2006
Please date, sign and mail
your proxy card in the
 envelope provided as soon
as possible.
â  Please detach and mail in the envelope provided.   â
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1.	Election of the following directors for three-year terms.				2.
Ratification of the appointment by the Board of Directors of the firm of Vitale, Caturano & Co. as independent registered public accounting firm of the Corporation for the year ending December 31, 2006.
						☐	☐	☐

NOMINEES
☐	FOR ALL NOMINEES	¡	Brian E. Boyle
		¡	Alan J. Zakon
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)
THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS AND FOR THE RATIFICATION OF THE APPOINTMENT OF VITALE, CATURANO & CO. AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2006.

PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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PROXY
MICROFINANCIAL INCORPORATED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION
FOR THE SPECIAL MEETING OF STOCKHOLDERS IN LIEU OF ANNUAL MEETING
TO BE HELD ON MAY 16, 2006, OR ANY ADJOURNMENTS THEREOF.
THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THEIR STOCKHOLDER(S).
The undersigned stockholder of MicroFinancial Incorporated (the “Corporation”) hereby appoints Peter R. Bleyleben and Richard F. Latour (each a “Proxy Agent”), jointly and severally with full power of substitution to each as proxies for and on behalf of the undersigned, to attend the Special Meeting of Stockholders in Lieu of Annual Meeting of MicroFinancial Incorporated, to be held at Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts on Tuesday, May 16, 2006, at 4:00 P.M., or any adjournments thereof, and to vote as directed below all stock of the Corporation which the undersigned would be entitled to vote if personally present.
By acceptance, each Proxy Agent agrees that this Proxy will be voted in the manner directed by the stockholder giving this Proxy. If no direction is specified, the Proxy will be voted FOR the election of the nominees for Director for three-year terms and FOR the ratification of the appointment of Vitale, Caturano & Co. as the Corporation’s independent registered public accounting firm for the year ending December 31, 2006, each as set forth on the reverse. Discretionary authority is hereby conferred as to all other matters which may properly come before the meeting or any adjournments thereof. This Proxy, if properly executed and delivered, will revoke all other Proxies.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS AND FOR THE RATIFICATION OF THE APPOINTMENT OF VITALE, CATURANO & CO. AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2006.
CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE

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